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                                                                   EX-99.B(p)(3)

                 CONSTELLATION INVESTMENT DISTRIBUTION CO., INC.

                     PERSONAL TRADING POLICY/CODE OF ETHICS

                                  March 1, 2004

         A. When used in this Personal Trading Policy/Code of Ethics (Code), the term "Access Person" includes any director or officer of Constellation Investment Distribution Company, Inc. (CIDCO).

         B. An Access Person should consider himself or herself the beneficial owner of those securities held by him, his spouse, his minor children, a relative who shares his house, or persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power. Assets in self-directed retirement and other accounts are considered to be beneficially owned by the account holder.

         C. Access Persons are barred from purchasing or selling any securities, including privately-placed securities, without advance written clearance. Any clearance provided hereunder shall be subject to appropriate protective conditions.

         D. Access Persons may not purchase initial public offerings.

         E. Purchases and sales of shares of mutual funds that are not advised by CIDCO or any affiliate thereof are excluded from the pre-clearance and reporting requirements of this Code.

         F. Short Term Trading Rule - Access Persons may not take profits in any security in less than 60 days. The closing of positions at a loss is not prohibited.

         G. Reporting: For purposes of the provisions of Rule 17j-1 of the Investment Company Act of 1940, all Access Persons must submit the following:

                  1. Initial Holdings Report - Within ten (10) days of hire, all new Access Persons are required to file a signed and dated Initial Holdings Report, setting forth the title, the number of shares, and the principal amount of each security in which they have any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account is maintained in which any covered securities are held for his direct or indirect benefit.

                  2. Annual Holdings Report - On an annual basis, each Access Person is required to file a signed and dated Annual Accounts and Holdings Report listing all securities beneficially owned as of December 31st. Within this Report, each Access Person must list the title, the number of shares, and the principal amount of each security in which he had any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account was maintained in which any securities were held for his direct or indirect benefit.

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                  3. Quarterly Transaction Reports - All Access Persons must submit within ten (10) days following the end of each calendar quarter a signed and dated report listing all transactions executed during that preceding calendar quarter, along with duplicate statements/confirmations. For each transaction, Access Persons are required to list the date, the title, the interest rate (if applicable), the number of shares and the principal amount of each covered security involved; the nature of the transaction (i.e., purchase, sale, or other type of acquisition/disposition); the price at which the transaction was effected; and the name of any broker, dealer, or bank through which the transaction was effected.

                  4. Annual Certification - All Access Persons are required to certify annually to the Compliance Department that: (i) they have read and understand the Code; (ii) they have complied with all requirements of the Code; and (iii) they have reported all transactions required to be reported under the Code.

         H. All Reports submitted hereunder will be reviewed by CIDCO's Chief Compliance Officer (or his or her designee). Any violation of this Code may result in disciplinary action, up to and including termination of employment.

         I. Exclusion: So long as an Access Person of CIDCO is subject to a personal trading policy or code of ethics adopted by a registered investment adviser, such Access Person shall be excluded from the following:

                  (1) the requirements to pre-clear securities transactions hereunder;

                  (2) all trading bars, limits and restrictions hereunder;

                  (3) the reporting, filing and certification requirements hereunder, provided that such adviser:

                           (i) certifies to CIDCO that its personal trading policy or code of ethics was adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 and the rules promulgated under the Investment Advisers Act of 1940, and is sufficient to satisfy the requirements of those rules; and

                           (ii)     agrees to provide CIDCO the following:

                                    (a) at least once a year, upon request, a written report that describes any issues(s) that arose during the previous 12 months under the adviser's policy or code, including any material violations, and any resulting sanctions;

                                    (b) an immediate report, without request, of all material violations of such policy or code by any person who is a CIDCO Access Person;

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                                    (c) prompt written notice of all material
                                    amendments to such policy or code.

         J. By signing the Acknowledgment form, you acknowledge that you have read and understand the foregoing Code and will comply in all respects with such policy/code.

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                                 ACKNOWLEDGEMENT

I, _____________________________, have read and understand Constellation Investment Distribution Company's Code dated March 1, 2004. I understand that it is my responsibility to report violations to the President and the Chief Compliance Officer. I also understand that I will only be responsible for violations I knowingly participate in, assist, or fail to report.

By:                  __________________________________________

Print Name:          __________________________________________

Date:                __________________________________________

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